Exhibit 99.1
Match Group Announces Fourth Quarter and Full-Year Results
Tinder Sparks Coverage, a Core Engagement Metric for Conversations, Increased 4% Y/Y in December
Hinge Grew Direct Revenue 26% Y/Y in Q4 and MAU in European Expansion Markets by Nearly 50% in FY25
LOS ANGELES, February 3, 2026 - Match Group (NASDAQ: MTCH) today announced financial results for the fourth quarter and full-year ended December 31, 2025, highlighting continued progress towards its strategic transformation, with early signs of improved engagement from product initiatives. In Q4, the company exceeded its revenue and Adjusted EBITDA expectations. For the full year 2025, Match Group achieved its revenue and margin goals, excluding the discrete items1 called out in prior quarters, and deployed 108% of free cash flow for buybacks, dividends, and net settlement of equity awards.
“We are one year into our three-phase transformation, and our focus on user outcomes is driving meaningful progress across the portfolio,” said CEO Spencer Rascoff. “At Tinder, we saw improvements in new registrations and MAU trends in Q4, and continued progress in engagement quality, including among Gen Z users. At Hinge, strong user growth, expanding international traction, and continued margin improvement reflect a product that is resonating deeply with users and continues to scale.”
Over the past year, Match Group has advanced its product-led transformation by re-focusing teams around user outcomes, accelerating product development, and scaling experimentation across its brands. The company also introduced a new framework that clearly articulates portfolio brand positioning based on users’ needs and will shape how it approaches future growth, including M&A and incubations.
“We are entering 2026 with a clear path forward and an important sense of purpose in service of human connection. Simply put: humans need humans. We believe technology should help people make real connections, not replace human relationships. That philosophy will guide how we apply new technologies across our portfolio to help people connect and then step away, into the real world where meaningful connections form.”
Dividend Declaration
Match Group's Board of Directors has declared a cash dividend of $0.20 per share of the company's common stock, representing a 5% increase from our prior quarterly dividend. The dividend is payable on April 21, 2026 to shareholders of record as of April 7, 2026.
1 2025 Adjusted EBITDA includes $75 million of legal settlement costs, $22 million of restructuring and related costs, and an $8 million gain on the sale of one of our two buildings in L.A.

Match Group Full Year 2025 Financial Highlights
•Total Revenue of $3.5 billion was flat year-over-year (“Y/Y”) both as reported and on a foreign exchange (“FX”) neutral basis (“FXN”), with a 5% Y/Y increase in RPP to $20.09, offset by a 5% Y/Y decline in Payers to 14.2 million.
•Net Income of $613 million increased 11% Y/Y, representing a Net Income Margin of 18%.
•Adjusted EBITDA of $1.2 billion declined 1% Y/Y, representing an Adjusted EBITDA Margin of 35%.
•Excluding the discrete items2 called out in prior quarters, Adjusted EBITDA would have been $1.3 billion, up 6% Y/Y, representing an Adjusted EBITDA Margin of 38%.
•Operating Cash Flow and Free Cash Flow were $1.1 billion and $1.0 billion, respectively.
•Repurchased 24.7 million of our shares at an average price of $32 per share on a trade date basis for a total of $789 million, paid $186 million in dividends, and deployed $129 million of cash toward the net settlement of employee equity awards to reduce dilution, equating to 108% of Free Cash Flow in total.
•Diluted shares outstanding3 were 241 million as of January 31, 2026, a decrease of 7% since January 31, 2025.
Match Group Q4 2025 Financial Highlights
•Total Revenue of $878 million was up 2% Y/Y, flat FXN, driven by a 7% Y/Y increase in RPP to $20.72, partially offset by a 5% Y/Y decline in Payers to 13.8 million.
•Net Income of $210 million increased 32% Y/Y, representing a Net Income Margin of 24%.
•Adjusted EBITDA of $370 million increased 14% Y/Y, representing an Adjusted EBITDA Margin of 42%.
•Excluding an $8 million gain on the sale of an L.A. office building and $2 million of restructuring costs, Adjusted EBITDA Margin would have been 41%.
The following table summarizes total company consolidated financial results for the three months ended and the years ended December 31, 2025 and 2024.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions, except RPP, Payers in thousands)	2025	2024	Y/Y Change	2025	2024	Y/Y Change
Total Revenue	$878	$860	2%	$3,487	$3,479	—%
Direct Revenue	$860	$845	2%	$3,415	$3,418	—%
Net income attributable to Match Group, Inc. shareholders	$210	$158	32%	$613	$551	11%
Net Income Margin	24%	18%		18%	16%
Adjusted EBITDA	$370	$324	14%	$1,236	$1,252	(1)%
Adjusted EBITDA Margin	42%	38%		35%	36%
Payers	13,839	14,607	(5)%	14,165	14,898	(5)%
RPP	$20.72	$19.29	7%	$20.09	$19.12	5%
2 2025 Adjusted EBITDA includes $75 million of legal settlement costs, $22 million of restructuring and related costs, and an $8 million gain on the sale of one of our two buildings in L.A.
3 As defined on page 10 of this press release.

Other Quarterly Highlights:
•Product investments in Tinder are improving real-world outcomes, with Sparks Coverage, which measures how broadly Sparks (the number of users engaging in six-way conversations) are occurring across the ecosystem, up 4% Y/Y in December. Face Check™, Tinder’s new facial verification feature, has led to a more than 50% reduction in interactions with bad actors4 in markets where it’s been rolled out, with minimal impact to revenue.
•Project Aurora in Australia is informing Tinder's 2026 roadmap with early product changes delivering encouraging signals on engagement and real-world outcomes, with lower-than-expected revenue impact. In Australia, MAU trends improved from down 12% in January 2025 to down 9% Y/Y in December 2025.
•Hinge continues to deliver strong momentum, leading the portfolio with robust user growth and engagement. The app rapidly expanded internationally and was the most downloaded dating app in its European expansion markets5 in December 2025. Hinge also successfully launched in Mexico and Brazil this year, quickly becoming the second most downloaded dating app in both markets as of December 20256.
•Match Group established a clear portfolio strategy and 2026 roadmap, which leverages a differentiated multi-brand approach and AI-driven innovation to address Gen Z priorities around match quality, authenticity, safety, and more intentional dating experiences.
A webcast of our fourth quarter and full-year 2025 results will be available at https://ir.mtch.com, along with our Prepared Remarks and Supplemental Financial Materials. The webcast will begin today, February 3, 2026, at 5:00 PM Eastern Time. This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
Financial Outlook
For Q1 2026, Match Group expects:
•Total Revenue of $850 to $860 million, up 2% to 3% Y/Y.
•Adjusted EBITDA of $315 to $320 million, representing a Y/Y increase of 15% at the midpoints of the ranges.
•Adjusted EBITDA Margin of 37% at the midpoints of the ranges.
For 2026, Match Group expects:
•Total Revenue of $3,410 to $3,535 million, approximately flat Y/Y at the midpoint of the range.
•Adjusted EBITDA of $1,280 to $1,325 million.
•Adjusted EBITDA Margin of 37.5% at the midpoints of the ranges.
•Free Cash Flow of $1,085 to $1,135 million.
4 Based on a random weighted sample of in-app profile views. Bad actors include accounts that engage in deceptive or harmful behaviors, including spam, scam attempts, or operating automated fake profiles (bots).
5 European expansion markets where Hinge is actively marketing include: France, Germany, Austria, Switzerland, Denmark, Finland, Sweden, Norway, Spain, Italy, Netherlands, and Belgium.
6 Source: Sensor Tower. Combined downloads and rank across Apple App Store and Google Play Store.

Financial Results
Consolidated Operating Costs and Expenses

	Three Months Ended December 31,
(Dollars in thousands)	2025	% of Revenue	2024	% of Revenue	Y/Y Change
Cost of revenue	$222,485	25%	$236,414	27%	(6)%
Selling and marketing expense	151,049	17%	145,515	17%	4%
General and administrative expense	89,489	10%	114,371	13%	(22)%
Product development expense	109,174	12%	109,138	13%	—%
Depreciation	12,477	1%	20,584	2%	(39)%
Impairments and amortization of intangibles	8,651	1%	10,766	1%	(20)%
Total operating costs and expenses	$593,325	68%	$636,788	74%	(7)%
Liquidity and Capital Resources
During the year ended December 31, 2025, we generated operating cash flow of $1.1 billion and Free Cash Flow of $1.0 billion.
During the quarter ended December 31, 2025, we repurchased 7.3 million shares of our common stock for $239 million on a trade date basis at an average price of $32.94. As of January 31, 2026, $959 million in aggregate value of shares of Match Group stock remains available under our share repurchase program.
As of December 31, 2025, we had $1.0 billion in cash, cash equivalents, and short-term investments and $4.0 billion of long-term debt, inclusive of current maturities, all of which is fixed rate debt, including $1.0 billion of Exchangeable Senior Notes. We plan to use $424 million of cash to repay the outstanding 0.875% exchangeable senior notes due 2026 at or prior to their maturity in June 2026. Our $500 million revolving credit facility was undrawn as of December 31, 2025. Match Group’s trailing twelve-month leverage7 as of December 31, 2025 was 3.2x on a gross basis and 2.4x on a net basis.
On November 13, 2025, we repurchased $75 million aggregate principal amount of 0.875% exchangeable senior notes due 2026.
On January 21, 2026, we paid a dividend of $0.19 per share to holders of record on January 6, 2026. The total cash payout was $44 million.
7 Leverage is calculated utilizing the non-GAAP measure Adjusted EBITDA as the denominator. For a reconciliation of the non-GAAP measure for each period presented, see page 8.

GAAP Financial Statements
Consolidated Statement of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024

	(In thousands, except per share data)
Revenue	$878,006	$860,176	$3,487,197	$3,479,373
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	222,485	236,414	948,374	991,273
Selling and marketing expense	151,049	145,515	625,541	622,100
General and administrative expense	89,489	114,371	485,585	438,839
Product development expense	109,174	109,138	449,508	442,175
Depreciation	12,477	20,584	67,112	87,499
Impairments and amortization of intangibles	8,651	10,766	38,548	74,175
Total operating costs and expenses	593,325	636,788	2,614,668	2,656,061
Operating income	284,681	223,388	872,529	823,312
Interest expense	(43,111)	(39,560)	(147,551)	(160,071)
Other income, net	13,137	13,716	21,025	40,815
Income before income taxes	254,707	197,544	746,003	704,056
Income tax provision	(45,051)	(39,266)	(132,542)	(152,743)
Net income	209,656	158,278	613,461	551,313
Net (income) loss attributable to noncontrolling interests	(7)	18	(15)	(37)
Net income attributable to Match Group, Inc. shareholders	$209,649	$158,296	$613,446	$551,276

Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.89	$0.63	$2.53	$2.12
Diluted	$0.83	$0.59	$2.38	$2.02

Basic shares outstanding	234,895	251,715	242,676	260,299
Diluted shares outstanding	254,087	272,549	262,475	279,063

Stock-based compensation expense by function:
Cost of revenue	$1,453	$1,748	$6,501	$7,015
Selling and marketing expense	2,747	3,225	11,655	12,620
General and administrative expense	21,664	27,686	90,402	103,554
Product development expense	38,171	36,547	149,644	144,192
Total stock-based compensation expense	$64,035	$69,206	$258,202	$267,381

Consolidated Balance Sheet

	December 31, 2025	December 31, 2024

	(In thousands)
ASSETS
Cash and cash equivalents	$1,027,838	$965,993
Short-term investments	3,461	4,734
Accounts receivable, net	303,495	324,963
Other current assets	92,500	102,072
Total current assets	1,427,294	1,397,762

Property and equipment, net	131,159	158,189
Goodwill	2,339,350	2,310,730
Intangible assets, net	192,929	215,448
Deferred income taxes	216,057	262,557
Other non-current assets	154,022	121,085
TOTAL ASSETS	$4,460,811	$4,465,771

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current maturities of long-term debt, net	$423,580	$—
Accounts payable	9,577	18,262
Deferred revenue	151,337	166,142
Accrued expenses and other current liabilities	422,051	365,057
Total current liabilities	1,006,545	549,461

Long-term debt, net of current maturities	3,549,099	3,848,983
Income taxes payable	43,522	33,332
Deferred income taxes	10,732	11,770
Other long-term liabilities	104,309	85,882

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	300	294
Additional paid-in capital	8,721,015	8,756,482
Retained deficit	(5,966,307)	(6,579,753)
Accumulated other comprehensive loss	(422,620)	(449,611)
Treasury stock	(2,585,892)	(1,791,071)
Total Match Group, Inc. shareholders’ equity	(253,504)	(63,659)
Noncontrolling interests	108	2
Total shareholders’ equity	(253,396)	(63,657)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,460,811	$4,465,771

Consolidated Statement of Cash Flows

	Years Ended December 31,
	2025	2024

	(In thousands)
Cash flows from operating activities:
Net income	$613,461	$551,313
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	258,202	267,381
Depreciation	67,112	87,499
Impairments and amortization of intangibles	38,548	74,175
Deferred income taxes	44,935	(14,952)
Other adjustments, net	(593)	2,019
Changes in assets and liabilities
Accounts receivable	23,624	(29,788)
Other assets	45,914	25,337
Accounts payable and other liabilities	17,228	(9,395)
Income taxes payable and receivable	(11,911)	22,213
Deferred revenue	(16,140)	(43,083)
Net cash provided by operating activities	1,080,380	932,719
Cash flows from investing activities:
Capital expenditures	(56,765)	(50,578)
Other, net	9,934	(7,960)
Net cash used in investing activities	(46,831)	(58,538)
Cash flows from financing activities:
Proceeds from Senior Notes offerings	700,000	—
Principal payments on Term Loan	(425,000)	—
Payments to settle exchangeable notes	(147,825)	—
Debt issuance costs	(8,811)	—
Proceeds from issuance of common stock pursuant to stock-based awards and employee stock purchase plan	6,659	13,584
Withholding taxes paid on behalf of employees on net settled stock-based awards	(128,543)	(11,441)
Dividends	(186,255)	—
Purchase of treasury stock	(788,810)	(752,674)
Purchase of noncontrolling interests	(84)	(1,291)
Other, net	(6,225)	(6,482)
Net cash used in financing activities	(984,894)	(758,304)
Total cash provided	48,655	115,877
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	13,190	(12,324)
Net increase in cash, cash equivalents, and restricted cash	61,845	103,553
Cash, cash equivalents, and restricted cash at beginning of period	965,993	862,440
Cash, cash equivalents, and restricted cash at end of period	$1,027,838	$965,993

Reconciliations of GAAP to Non-GAAP Measures
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024

	(Dollars in thousands)
Net income attributable to Match Group, Inc. shareholders	$209,649	$158,296	$613,446	$551,276
Add back:
Net income (loss) attributable to noncontrolling interests	7	(18)	15	37
Income tax provision	45,051	39,266	132,542	152,743
Other income, net	(13,137)	(13,716)	(21,025)	(40,815)
Interest expense	43,111	39,560	147,551	160,071
Stock-based compensation expense	64,035	69,206	258,202	267,381
Depreciation	12,477	20,584	67,112	87,499
Impairments and amortization of intangibles	8,651	10,766	38,548	74,175
Adjusted EBITDA	$369,844	$323,944	$1,236,391	$1,252,367

Revenue	$878,006	$860,176	$3,487,197	$3,479,373
Net Income Margin	24%	18%	18%	16%
Adjusted EBITDA Margin	42%	38%	35%	36%
Reconciliation of Net Income to Adjusted EBITDA used in Leverage Ratios

Twelve months ended December 31, 2025
(In thousands)
Net income attributable to Match Group, Inc. shareholders	$613,446
Add back:
Net income attributable to noncontrolling interests	15
Income tax provision	132,542
Other income, net	(21,025)
Interest expense	147,551
Stock-based compensation expense	258,202
Depreciation	67,112
Amortization of intangibles	38,548
Adjusted EBITDA	$1,236,391
Reconciliation of Operating Cash Flow to Free Cash Flow

Year Ended December 31, 2025

(In thousands)
Net cash provided by operating activities	$1,080,380
Capital expenditures	(56,765)
Free Cash Flow	$1,023,615

Reconciliation of Forecasted Net Income to Forecasted Adjusted EBITDA

	Three Months Ended March 31, 2026	Year Ended December 31, 2026
	(In millions)
Net income attributable to Match Group, Inc. shareholders	$160 to $165	$650 to $670
Add back:
Net income attributable to noncontrolling interests	0	0
Income tax provision	38	150 to 160
Other income, net	(7)	(14) to (17)
Interest expense	43	168 to 172
Stock-based compensation expense	61	250 to 260
Depreciation and amortization of intangibles	20	76 to 80
Adjusted EBITDA	$315 to $320	$1,280 to $1,325

Revenue	$850 to $860	$3,410 to $3,535
Net Income Margin (at the mid-point of the ranges)	19%	19%
Adjusted EBITDA Margin (at the mid-point of the ranges)	37%	38%
Reconciliation of Forecasted Operating Cash Flow to Free Cash Flow

Year Ended December 31, 2026
(In millions)
Net cash provided by operating activities	$1,150 to $1,190
Capital expenditures	(55 to 65)
Free Cash Flow	$1,085 to $1,135
Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects

	Three Months Ended December 31,				Years Ended December 31,
	2025	$ Change	% Change	2024	2025	$ Change	% Change	2024

	(Dollars in millions, rounding differences may occur)
Total Revenue, as reported	$878.0	$17.8	2%	$860.2	$3,487.2	$7.8	—%	$3,479.4
Foreign exchange effects	(19.8)				(23.8)
Total Revenue, excluding foreign exchange effects	$858.2	$(2.0)	—%	$860.2	$3,463.4	$(16.0)	—%	$3,479.4

Dilutive Securities
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

	Average Exercise Price	1/31/2026
Share Price		$31.15
Absolute Shares		232.6

Equity Awards
Options	$17.81	0.1
RSUs and subsidiary denominated equity awards		8.3
Total Dilution - Equity Awards		8.4
Outstanding Warrants
Warrants expiring on September 15, 2026 (5.0 million outstanding)	$130.90	—
Warrants expiring on April 15, 2030 (7.0 million outstanding)	$130.95	—
Total Dilution - Outstanding Warrants		—

Total Dilution		8.4
% Dilution		3.5%
Total Diluted Shares Outstanding		241.0
______________________
The dilutive securities presentation above is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.
Options — The table above assumes the options are settled net of the option exercise price and employee withholding taxes, as is our practice, and the dilutive effect is presented as the net shares that would be issued upon exercise. Withholding taxes paid by the Company on behalf of the employees upon exercise is estimated to be $4.0 million, assuming the stock price in the table above and a 50% estimated employee withholding tax rate.
RSUs and subsidiary denominated equity awards — The table above assumes RSUs are settled net of employee withholding taxes, as is our practice, and the dilutive effect is presented as the net number of shares that would be issued upon vesting. Withholding taxes paid by the Company on behalf of the employees upon vesting is estimated to be $258.1 million, assuming the stock price in the table above and a 50% withholding rate.
All performance-based and market-based awards reflect the expected shares that will vest based on current performance or market estimates. The table assumes no change in the fair value estimate of the subsidiary denominated equity awards from the values used for GAAP purposes at December 31, 2025.
Exchangeable Senior Notes — The Company has two series of Exchangeable Senior Notes outstanding. In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares, or a combination of cash and shares. At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes. No dilution is reflected in the table above for any of the Exchangeable Senior Notes because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.
Warrants — At the time of the issuance of each series of Exchangeable Senior Notes, the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase Match Group shares and the resulting net dilution, if any, is reflected in the table above.

Non-GAAP Financial Measures
Match Group reports Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing the performance of our business without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we describe below. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted EBITDA is defined as net income attributable to Match Group, Inc. shareholders excluding: (1) net income attributable to noncontrolling interests; (2) income tax provision or benefit; (3) other income (expense), net; (4) interest expense; (5) depreciation; (6) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable and (ii) gains and losses recognized on changes in fair value of contingent consideration arrangements, as applicable; and (7) stock-based compensation expense. We believe Adjusted EBITDA is useful to analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes certain expenses.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues. We believe Adjusted EBITDA Margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA Margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash, and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted EBITDA.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of RSUs, performance-based RSUs, and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, we remit the required tax-withholding amounts from our current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to (i) acquired indefinite-lived intangible assets, which consist of trade names and trademarks, and (ii) goodwill, which are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Additional Definitions
Tinder consists of the world-wide activity of the brand Tinder®.
Hinge consists of the world-wide activity of the brand Hinge®.
Evergreen & Emerging (“E&E”) consists of the world-wide activity of our Evergreen brands, including Match®, Meetic®, OkCupid®, Plenty Of Fish®, and a number of demographically focused brands, and our Emerging brands, including BLK®, ChispaTM, The League®, Archer®, Upward®, YuzuTM, Salams®, HERTM, and other smaller brands.
Match Group Asia (“MG Asia”) consists of the world-wide activity of the brands Pairs® and Azar®.
Direct Revenue is revenue that is received directly from end users of our services and includes both subscription and à la carte revenue.
Indirect Revenue is revenue that is not received directly from end users of our services, a majority of which is advertising revenue.
Payers are unique users at a brand level in a given month from whom we earned Direct Revenue. When presented as a quarter-to-date or year-to-date value, Payers represents the average of the monthly values for the respective period presented. At a consolidated level and a business unit level to the extent a business unit consists of multiple brands, duplicate Payers may exist when we earn revenue from the same individual at multiple brands in a given month, as we are unable to identify unique individuals across brands in the Match Group portfolio.
Revenue Per Payer (“RPP”) is the average monthly revenue earned from a Payer and is Direct Revenue for a period divided by the Payers in the period, further divided by the number of months in the period.
Monthly Active User (“MAU”) is a unique registered user at a brand level who has visited the brand’s app or, if applicable, their website in the given month. For measurement periods that span multiple months, the average of each month is used. At a consolidated level and a business unit level to the extent a business unit consists of multiple brands, duplicate users will exist within MAU when the same individual visits multiple brands in a given month.
Leverage on a gross basis is calculated as principal debt balance divided by Adjusted EBITDA for the period referenced.
Leverage on a net basis is calculated as principal debt balance less cash and cash equivalents and short-term investments divided by Adjusted EBITDA for the period referenced.

Other Information
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and our conference call, which will be held at 5:00 p.m. Eastern Time on February 3, 2026, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,” “expects,” “plans,” “believes,” “will,” and “would,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: failure to retain existing users or add new users, or if users do not convert to paying users; competition; risks related to our restructuring and reorganization activities; our ability to attract and retain users through cost-effective marketing efforts; our reliance on a variety of third-party platforms, in particular, mobile app stores; our ability to realize reductions in in-app purchase fees; inappropriate actions by certain of our users could be attributed to us or may not be adequately prevented by us; dependence on our key personnel; volatile global economic conditions; operational and financial risks in connection with acquisitions; impairment charges related to our intangible assets; operations in various international markets, including certain markets in which we have limited experience; foreign currency exchange rate fluctuations; challenges in measuring our user metrics and other estimates; the limited operating history of our newer brands and services makes it difficult to evaluate our current business and future prospects; impacts of climate change; the integrity of our and third parties’ systems and infrastructure; cyberattacks on our systems and infrastructure and cyberattacks experienced by third parties; our ability to access, collect, and use personal data about our users; breaches or unauthorized access of personal and confidential or sensitive user information that we maintain and store; challenges with properly managing the use of artificial intelligence; risks related to credit card payments; risks related to our use of “open source” software; complex and evolving U.S., foreign, and international laws and regulations; our ability to protect our intellectual property rights or accusations that we infringe upon the intellectual property rights of others; adverse outcomes in litigation; risks related to our taxation in multiple jurisdictions; risks related to our indebtedness; and risks relating to ownership of our common stock. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Hinge®, Match®, Meetic®, OkCupid®, Pairs™, PlentyOfFish®, Azar®, BLK®, and more, each built to increase our users’ likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users.
Contact Us

Tanny Shelburne Match Group Investor Relations ir@match.com	Vidhya Murugesan Match Group Corporate Communications matchgroupPR@match.com

Match Group 8750 North Central Expressway, Suite 1400, Dallas, TX 75231, (214) 576-9352 https://mtch.com